Exhibit 10.10

January 12, 2023

Brandon Torres Declet

4408 29th St NW

Washington DC 20008

Re:    Offer Letter for the Position of Chief Executive Officer at Unusual Machines, Inc.

Dear Brandon,

We are pleased to offer you the position of Chief Executive Officer and Chairman of the Board for Unusual Machines, Inc. ("Company") commencing January 1, 2023 (the "Effective Date"), reporting directly to the Company's Board of Directors. This letter, if accepted by you, sets forth our agreement regarding the material terms and conditions of your employment by the Company and may be referred to as the Employment Agreement. It is subject to review by the Board or Brandon Torres Declet upon the SEC finding the S-1 effective.

1.          Responsibilities. As a key player in the Company's growth, you will be responsible for managing all aspects of the Company as its Chief Executive Officer and Chairman of the Board.

2.          Indemnification. The Company shall, to the maximum extent permitted by law, indemnify, defend and hold you harmless from and against any claims that be asserted against you based upon any actions and/or decisions you make during the course and scope of your employment which are taken or made in good faith in carrying our job duties and responsibilities. To the same extent, the Company will pay, and subject to any legal limitations, advance to you all expenses, including reasonable attorneys' fees and costs, actually and necessarily incurred by you in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against you by reason of your service as an officer or agent of the Company.

3.       Compensation and Benefits

3.1       Salary. You will be compensated at the rate of $250,000 per year in base salary paid in accordance with the Company's normal payroll schedule and processes.

3.2       Performance Bonus. You will be eligible to earn an annual bonus of 50% of your annual base salary (the "Performance Bonus"), which will be prorated based on your start date. Within 30 days of your start date, you will work with the Board of Directors to agree upon and draft key performance indicators ("KPIs") upon which your annual Performance Bonus will be based. Annual Performance Bonuses will be paid to you within 120 days of the fiscal year end or upon the determination of your achievement of the KPIs by the Board of Directors, whichever is sooner.

3.3       Benefits. You will have the same comprehensive employee benefits package enjoyed by all the C-suite executives of the Company, including group medical and dental insurance, and the 401(k) program, subject to the eligibility requirements of each such plan. You will be reimbursed for all health insurance costs you incur prior to implementation of the new Company benefits plans.

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3.4       Equity Grant. Subject to Board approval, you will be granted restricted stock units (RSUs) under the Company's equity incentive plan, which RSUs will represent 1% of the issued and outstanding capital stock of the Company on a fully diluted basis as of the grant date. You may be granted up to 7% of the issued and outstanding capital stock pending board approval and the Board will meet to make an additional grant prior to the company IPO. The RSUs will be granted to you no later than 30 days following the earlier of (i) the closing of the Rotor Riot, LLC and Fat Shark Holdings, Ltd. acquisition transactions, or (ii) the date on which the Company reasonably determines that the acquisition transactions will not proceed to closing. Twenty-five percent (25%) of the RSUs will vest on the 12-month anniversary of your employment start date, twenty-five percent (25%) of the RSUs will vest on the 24-month anniversary of your employment start date, twenty-five percent (25%) of the RSUs will vest on the 36-month anniversary of your employment start date, and the remaining twenty-five percent (25%) of the RSUs will vest on the 48-month anniversary of your employment start date.

3.5       Acquisition Bonus / Capital Raise Bonus. You are eligible for cash and equity bonuses upon each successful acquisition completed by the Company. Upon each successful acquisition completed by the Company, you will receive a bonus in an amount up to $125,000 (the "Acquisition Bonus"). Each Acquisition Bonus shall be paid in a lump sum within 30 days following a determination of eligibility by the Board of Directors. You will also be eligible for a bonus of $125,000 upon the completion of a capital raise event (e.g., a secondary offering on the NASDAQ, a private placement offering, an at-the-marked ("ATM") offering, a private investment in public equity ("PIPE") offering, etc.) (the "Capital Raise Bonus"). The Capital Raise Bonus shall be paid in a lump sum within 30 days following a determination of eligibility by the Board of Directors.

3.6       Vacation. Our Company offers unlimited paid vacation. You will work with the Board of Directors in advance to coordinate expected time-off.

3.7       Severance Benefits. See Section 5.3 below.

4.       At-Will Employment. Subject to the provisions of this Section 4, your employment with the Company is for no specified period and is considered to be at-will. You are free to resign your employment at any time, for any reason or for no reason, and the Company is free to terminate its employment relationship with you at any time, with or without any reason.

4.1       Termination by Mutual Agreement. This Employment Agreement, and your employment hereunder, may be terminated at any time upon the mutual written agreement of you and the Company.

4.2       Termination due to Death or Disability. This Employment Agreement and your employment hereunder will terminate automatically upon your death and may be terminated by the Company in the event of your Disability. For purposes of this Employment Agreement, "Disability" means a physical or mental disability that prevents you from performing your duties hereunder, with or without reasonable accommodation, lasting for a period of one hundred (100) consecutive days or for a period of one hundred twenty-five (125) days in any twelve-month period.

4.3       Termination by the Company. The Company may terminate this Employment Agreement and your employment hereunder with or without Cause. For purposes of this Agreement, "Cause" means: (i) your refusal, or failure, to perform your material duties under this Employment Agreement that are (A) consistent with your role as Chief Executive Officer, and (B) not illegal or unethical, which refusal or failure continues for a period of thirty (30) days after you have received written notice from the Company describing in reasonable detail the material duties you have refused or failed to perform and the cure requested by the Company, provided your right to cure will not apply if the circumstances and consequences of your refusal or failure to perform do not permit a reasonable cure; (ii) you have engaged in willful misconduct or gross negligence, or have breached any fiduciary duty, with respect to the Company; (iii) you have been convicted of, or you have entered a plea of guilty or nolo contendere to, a felony, or any other criminal offense involving moral turpitude; (iv) you have committed any other act or omission involving dishonesty, disloyalty or fraud, which has caused, or is reasonably expected to cause, significant economic harm to the Company; or (v) you have committed a material breach of this Employment Agreement or a material written policy of the Company to which you are subject or any other material written agreement between you and the Company, which is not reasonably cured by you within thirty (30) days of your receipt of a written notice from the Company describing in reasonable detail the violation or breach and the cure requested by the Company. In any instance where advanced notice and an opportunity to cure is required according to the foregoing terms, the Company must give notice no later than 30 days after the Company becomes aware of the relevant act or omission, and it must terminate your employment no later than 90 days after such date by delivering a Notice of Termination in accordance with Section 4.5 below.

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4.4       Termination by You. You may terminate this Employment Agreement and your employment hereunder with or without Good Reason. For purposes of this Employment Agreement, "Good Reason" means the occurrence of any of the following events without your prior written consent: (i) any reduction in your base salary, (ii) any material diminution in your authorities, titles or offices, or the assignment to you of duties that materially impair your ability to perform the duties normally assigned to a Chief Executive Officer, (iii) any change in your reporting structure so that you report to someone other than to the Company's Board of Directors; (iv) a request by the Company that you relocate so that you can perform your job duties and responsibilities from a location other than your current home office; or (v) any material breach by the Company of the Employment Agreement or any other material written agreement between you and the Company (including for the avoidance of doubt, any equity documents); so long as (A) written notice, in reasonable detail, describing the event constituting Good Reason (the "Good Reason Event") has been delivered to the Company within 30 days after you first become aware of the Good Reason Event, (B) the Company has been given 30 days after receipt of such written notice to cure such Good Reason Event (and, if the Company cures such Good Reason Event within such 30-day period, there shall be no Good Reason for termination), and (C) you terminate this Employment Agreement and your employment hereunder within 90 days following the date your first became aware of such Good Reason Event by delivering a Notice of Termination in accordance with Section 4.5 below.

4.5       Notice of Termination. Any termination of this Employment Agreement and your employment hereunder, other than by reason of your death, shall be communicated by the party terminating this Employment Agreement to the other party by written Notice of Termination. For purposes of this Employment Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific provision in this Employment Agreement being relied upon for such termination, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of your employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined below). The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason, respectively, shall not waive any right that you or the Company has hereunder or preclude your or the Company from asserting such fact or circumstance in enforcing your or the Company's rights hereunder.

5.       Compensation and other Benefits Upon Termination.

5.1       Termination upon the Mutual Agreement of the Parties; Termination as a Result of Your Death or Disability; Termination by the Company for Cause; Termination by You for a Reason other than Good Reason. Upon the termination of your employment pursuant to Section 4.1 [termination upon the mutual agreement of the parties], Section 4.2 [termination as a result of your death or disability], Section 4.3 [termination by the Company for Cause], or Section 4.4 [termination by you for a reason other than Good Reason], you shall be entitled to receive (1) any base salary earned but unpaid as of the date of termination, (2) any Performance Bonus, Acquisition Bonus and/or Capital Raise Bonus which has been earned and determined as of the date of termination but not yet paid, and (3) any authorized business expenses that were incurred but not reimbursed as of the date of termination.

5.2       Termination by the Company without Cause; Termination by You for Good Reason. In the event the Company terminates your employment without Cause pursuant to Section 4.3 above, or in the event you terminate your employment for Good Reason pursuant to Section 4.4 above, you shall be entitled to receive (1) any base salary earned but unpaid as of the date of termination, (2) any Performance Bonus, Acquisition Bonus and/or Capital Raise Bonus which has been earned and determined as of the date of termination but not yet paid, and (3) any authorized business expenses that were incurred but not reimbursed as of the date of termination. In addition, you will be entitled to receive the following severance benefits:

5.2.1   You will be entitled to severance pay equal to six (6) months of your base salary as of the date of your termination. The severance will be paid in the form of salary continuation during the six-month period immediately following your termination pursuant to the Company's normal payroll schedule and practices.

5.2.2   The Company will reimburse you for your COBRA premiums during the six (6) month period immediately following your employment termination date.

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5.2.3   The vesting of your unvested RSUs will be accelerated such that 50% of your RSUs that were not yet vested immediately prior to your employment termination date will be deemed fully vested as of your employment termination date.

6.       Other Conditions

6.1       The Company will furnish you a laptop and cell phone where all your Company business is expected to be transacted. No use of personal laptop or cell phone is permitted.

6.2       Your duties are expected to include extensive travel to achieve the objectives of the Company. This may be self-initiated travel or at the direction of the Board of Directors.

As a condition of employment, you agree to sign this Employment Agreement no later than the January 31, 2023.

I look forward to your decision regarding your new position at the Company and I am confident that the relationship will be a mutually rewarding one. Please let me know your decision in due time. In addition, please indicate your acceptance of the terms and conditions set forth in this Employment Agreement by signing and returning. Thanks!

Regards,

Unusual Machines, Inc.

/s/ Tom Walker

Tom Walker

Chair, Compensation Committee

Unusual Machines, Inc.

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AGREED AND ACCEPTED

Brandon Torres Declet

By:____________________

Date:___________________________

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